Exhibit 10.1

EMPLOYMENT AGREEMENT

                THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of February 1, 2001 (the "Effective Date"), by and between MULTIPLE ZONES, INC., a Washington corporation ("the Company"), and SCOTT KOERNER ("Employer").

                The parties agree as follows:

                1.                Employment.

                                1.1                Title and Duties.  Company hereby employs Employee, and Employee hereby accepts such employment, on the terms and conditions set forth herein. Employee is employed as Executive Vice president and Chief Operating Officer, reporting to the President and Chief Executive Officer ("CEO") or such other officer as the Company's Board of Directors (the "Board") shall direct from time to time. At all times, Employee shall be subject to the direction of the Board. Employee shall have the duties and responsibilities assigned by the CEO or the Board on the Effective Date and as may be assigned from time to time. Employee shall perform faithfully and diligently all duties assigned to Employee.

                                1.2                Full-time and Best Efforts.  Employee will expend Employee's best efforts on behalf of the Company, and will abide by all policies and decisions made by the Company, as well as all applicable federal, state and local laws, regulations or ordinances. Employee will act in the best interests of the Company at all times and will devote Employee's full business time and efforts to the performance of the Employee's assigned duties to the Company.

                2.                Compensation.

                                2.1                Base Salary.  As compensation for Employee's performance of Employee's duties hereunder, the Company shall pay to Employee an initial Base Salary of Two Hundred Seventy-Five Thousand Dollars ($275,000) per year, payable in accordance with the normal payroll practices of the Company, less any amounts that the Company is required by applicable federal, state or local law to withhold there from on account of employment, income or other taxes. In the event that either party for any reason, terminates Employee's employment under this Agreement, Employee will earn the Base Salary prorated to the date of termination.

                                2.2                Management Incentive Plan Participation.  Employee shall be entitled to participate in the Company's Management Incentive Plan, as it may be amended or terminated from time to time, in the sole discretion of the Board.

                                2.3                Stock Option Award.  Subject to the Board's approval, the Company shall grant to Employee's a nonqualified stock option to purchase up to 60,000 shares of the Company's Common Stock, under the Company's 1993 Stock Incentive Plan (the "Plan") at an exercise price equal to the fair market value of that stock on the date of grant. The option will be subject to the terms and conditions of the Plan and standard form of stock option agreement, which Employee will be required to sign as a condition of receiving the option.

                                2.4                Performance and Salary Review.  The Board or its Compensation Committee shall periodically review the performances of Employee on no less than an annual basis. The Board will make any adjustments to salary and other compensation in its sole and absolute discretion.

                3.                Benefits.

                                3.1                Customary Fringe Benefits.  Employee will be eligible for all customary and usual fringe benefits generally available to employees of the Company, subject tot he terms and conditions of the Company's plan documents. Company reserves the right to change or eliminate the fringe benefits on a prospective basis, at any time, effective upon notice to Employee.

                                3.2                Vacation.  Employee will be entitled to accrue vacation in accordance with the Company's vacation policy, but in no event will Employee's vacation accrued be less than four (4) weeks per year. Employee agrees to take vacation at mutually agreeable times.

                4.                Business Expenses.  Company will reimburse Employee for all reasonable out-of-pocket expenses incurred in the performance of Employee's duties on behalf of the Company. To obtain reimbursement, expenses must be submitted promptly with appropriate supporting documentation in accordance with the Company's policies.

                5.                Terms.

                                5.1                Initial Term.  The employment relationship formed pursuant to this Agreement shall be for an initial term commencing on the Effective Date and continuing for a period of three (3) years following such date (the "Initial Term"), unless sooner terminated in accordance with the other provisions of this Agreement.

                                5.2                Renewal.  On completion of the Initial Term specified in subsection 5.1 above, this Agreement will expire unless the parties agree in advance to renew this Agreement for a subsequent one-year term. In the event that the parties do not agree to renew this Agreement pursuant to this Section 5.2, this Agreement will expire at the end of the current term.

                6.                Termination of Employee's Employment.

                                6.1                Termination for Cause by the Company.  Although the Company anticipates a mutually rewarding employment relationship with Employee, the Company may terminate Employee's employment immediately at any time for Cause. For purposes of this Agreement, "Cause" is defined as: (a) Employee's willful neglect of duties as determined in the sole and exclusive discretion of the Board; (b) Employee's failure or inability to perform the essential functions of the position, with or without reasonable accommodation, due to a mental or physical disability, where such inability continues for a period or periods aggregating thirty (30) calendar days in any 12-month period; (c) Employee's conviction or entry of a plea or nolo contendere for fraud, embezzlement, misappropriation, or any felony or any other act of moral turpitude; (d) acts or omissions constituting gross negligence, recklessness or willful misconduct on the part of the Employee with respect to Employee's obligations or otherwise relating to the business of the Company; (e) Employee's death; (f) Employee's material breach of this Agreement or the Company's Employee Innovations and Proprietary Rights Assignments Agreement, following written notice and a 10-day opportunity to cure. In the event that Employee's employment is terminated in accordance with this subsection 6.1, Employee shall be entitled to receive only the Base Salary then in effect, prorated to the date of termination and any benefits and expense reimbursements to which Employee is entitled by virtue of his prior employment by Company (collectively, the "Standard Entitlement"). All other Company obligations to Employee pursuant to this Agreement will become automatically terminated and completely extinguished. Employee will not be entitled to receive the Severance Payment described in Section 6.2 below or any part thereof.

                                6.2                Termination Without Cause by Company/Severance.  The Company may terminate Employee's employment under this Agreement without Cause at any time upon written notice to Employee. In the event of such termination, Employee will receive the Standard Entitlements (as defined in Section 6.1 hereof), and a "Severance Payment" equivalent to one (1) year of Employee's Base Salary then in effect on the date of termination, payable in accordance with the Company's regular payroll cycle, provided that the Employee: (a) complies the all surviving provisions of this Agreement as specified in subparagraph 15.9 below; and (b) executes a full and general release, releasing all claims, known or unknown, that Employee may have against Company arising out of or related to Employee's employment or termination of employment with the Company. All other Company obligations to Employee pursuant to this Agreement will be automatically terminated and completely extinguished.

                                6.3                Voluntary Resignation by Employee Without Reason.  Employee may voluntarily resign Employee's position with Company for any reason or no reason on ninety (90) days' advance written notice to the Company. In the event of Employee's resignation under such circumstances, Employee will be entitled to receive the Standard Entitlements, including salary and benefits for the ninety (90) day notice period, but no other salary or benefits for the remaining months of the current term, if any. All other Company obligations to Employee pursuant to this Agreement will become automatically terminated and completely extinguished. In addition, Employee will not be entitled to receive the Severance Payment described in subsection 6.2 above.

                                6.4                Termination Upon a Change in Control.

                                                (a)                Severance Package.  If Employee's employment is terminated by the Company within eighteen (18) months after a Change in Control (as that term is defined below), other than for Cause (as defined in subsection 6.1 above) or employee resigns for Good Reason (as defined below) during such period, Employee (i) shall be entitled to receive the Severance Package described in subsection 6.2 above, provided Employee complies with all the conditions described in subsection 6.2 above, (ii) all options or other rights to acquire Common Stock or other equity securities of the company or any successor corporation then held by Employee shall immediately and automatically vest and become exercisable in full as to all such Common Stock and other equity securities subject thereto, (c) all restrictions with respect to outstanding shares of Common Stock and other equity securities under any plans, agreements, or other documents evidencing the options and other rights or pursuant to which the options and other rights were granted (other than restrictions on transfer under federal and applicable state securities laws), including, but not limited to contractual restrictions on transfer, rights of repurchase or first refusal in favor of the Company or any successor corporation and restrictions on certificates of such Common Stock and other equity securities (other than restrictions on certificates designed to ensure compliance with federal and applicable state securities laws) shall automatically terminate, and (c) such options and other rights shall remain exercisable until a period of eighteen (18) months has elapsed following the Change in Control or until the respective dates provided for exercise of such options or other rights under any plans, agreements, or other documents by which they are evidenced, whichever is later, notwithstanding any term or provision to the contrary in any plans, agreement, or other documents evidencing the options and other rights or pursuant to which the options and other rights were granted.

                                                (b)                280G.  If, due to the benefits provided under subsection 6.4(a) above, Employee is subject to any excise tax due to characterization of any amounts payable under subsection 6.4(a) as excess parachute payments pursuant to Section 4999 of the Internal Revenue code of 1986, as amended (the "Code"), Employee may elect, in Employee's sole discretion, to reduce the amounts payable under subsection 6.4(a) in order to avoid any "excess parachute payment" under Section 280G(b)(1) of the Code.

                                                (c)                Change of Control.  A Change of Control is defined as any one of the following occurrences:

                                                                (i)                Any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act")), other than a trustee or other fiduciary holding securities of the Company under an employee benefit plan of the company, becomes the "beneficial owner" (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of the securities of the Company representing 50% or more of (A) the outstanding shares of common stock of the Company or (B) the combined voting power of the Company's then-outstanding securities; or

                                                                (ii)                the sale or disposition of all or substantially all of the Company's assets (or any transaction having similar effect is consummated); or

                                                                (iii)                the Company is party to a merger or consolidation that results in the holders of voting securities of the Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

                                                                (iv)                the dissolution or liquidation of the Company.

                                                (d)                Good Reason.  "Good Reason" shall be limited to the happening within a period of eighteen (18) month following a Change in Control of one of the following without Employee's express written consent:

                                                                (i)                A material reduction in the level of Employee's responsibilities for the Company in comparison to the level thereof at the time of the Change of Control;

                                                                (ii)                The assignment to Employee of a job title that is not of comparable prestige and status within the industry as Employee's job title at the time of the Change of Control;

                                                                (iii)                The assignment to Employee of any duties inconsistent with Employee's position with the Company at the time of the Change of Control, other than pursuant to Employee's promotion by the Company;

                                                                (iv)                A material reduction in Employee's salary level;

                                                                (v)                A material reduction in the overall level of employee benefits or perquisites available to Employee at the time of the Change of Control or Employee's right to participate therein, unless such reduction is nondiscriminatory as to Employee;

                                                                (vi)                the Company's requiring Employee to be based anywhere more than fifty (50) miles from the business location to which Employee normally reported for work at the time of the Change of Control, other than for required travel in connection with the business of the Company not significantly greater than Employee's business travel obligations at the time of the Change of Control; or

                                                                (vii)                Any of the foregoing events and conditions occurring prior to the Change of Control which Employee reasonably demonstrates was at the request of a third party or otherwise arose in connection with or in anticipation of the Change of Control.

                                6.5                Termination of Employment Upon Nonrenewal.  In the event that either party decides not to renew this Agreement for a subsequent one (1) year term in accordance with subparagraph 5.2 above, the Agreement will expire, Employee's employment with the Company will terminate and Employee will only be entitled to Employee's Base Salary paid through the last day of the current term. All other Company obligations to Employee pursuant to this Agreement will become automatically terminated and completely extinguished. Employee will not be entitled to the Severance Payment described in Section 6.2 above.

                7.                Key Man Insurance.  Company shall have the right to secure, in its own name or otherwise, and at its own expense, life, disability, accident or other insurance covering Employee, and Employee shall have no right, title or interest in or to such insurance. Employee shall assist Company in procuring such insurance by submitting to reasonable examination and signing such applications and other instruments as may be required by the insurance carriers to which application is made for any such insurance.

                8.                No Conflict of Interest.  During the term of Employee's employment with Company and during any period employee is receiving payment from the Company. Employee must not engage in any work, paid or unpaid, that creates an actual or potential conflict of interest with Company. Such work shall include, but is not limited to, directly or indirectly competing with Company in any way, or acting as an officer, director, employee, consultant, stockholder, volunteer, lender, or agent of any business enterprise of the same nature as, or which is in direct competition with, the business in which Company is now engaged or in which Company becomes engaged during the term of Employee's employment with Company, as may be determined by the Board in its sole discretion. If the Board believes such a conflict exists during the term of this Agreement, the Board may ask Employee to choose to discontinue the other work or resign employment with Company. If the Board reasonably believes such a conflict exists during any period in which Employee is receiving payments from the Company, the Board may ask Employee to choose to discontinue such work or forfeit the remaining severance payments. In addition, Employee agrees not to refer any client or potential client of the Company to competitors of Company, without obtaining Company's prior written consent, during the term of the Employee's employment and during any period in which Employee is receiving payments from the Company pursuant to this Agreement.

                9.                Confidentiality and Proprietary Information.  Employee agrees to read, sign, and abide by the Company's Employee Innovations and Proprietary Rights Assignment Agreement, which is provided with this Agreement and incorporated herein by reference.

                10.                Post-Termination Non-Competition.

                                10.1                Consideration For Promise To Refrain From Competing.  Employee agrees that Employee's services are special and unique, that the Company's disclosure of confidential, proprietary information and specialized training and knowledge to Employee, and that Employee's level of compensation and benefits and post-termination severance, as applicable, are partly in consideration of and conditioned upon Employee not competing with the Company. Employee acknowledges that such consideration for Employee's services under this Agreement is adequate consideration for Employee's promises contained within this section10.

                                10.2                Promise To Refrain From Competing.  Employee understands the Company's need for Employee's promise not to compete with the Company is based on the following: (a) the Company has expended, and will continue to expend, substantial time, money and effort in developing its proprietary information; (b) Employee will in the course of Employee's employment develop, be personally entrusted with and exposed to such proprietary information; (c) both during and after the term of Employee's employment, the Company will be engaged in the highly competitive industry of directly marketing computer products and technologies; (d) the Company provides products and services nationally and may provide products and services internationally in the future; and (e) the Company will suffer great loss and irreparable harm if Employee were to enter into competition with the Company. Therefore, in exchange for the consideration described in subsection 10.1 above, Employee agrees that for the period of one (1) year following the date Employee ceases to render services to the Company. Employee will not either directly or indirectly, whether as a owner, director, officer, manager, consultant, agent or employee: (i) work for a competitor, which is defined to include any company directly or indirectly engaged, or known to Employee to be preparing to engage in the direct marketing of computer products, or engaged in any business that is directly competitive with any business the Company is engaged, or is known to Employee to be preparing to engage, at the time the Employee's employment with the company terminates, other than the Company, in the United States ("Restricted Business"); or (ii) make or hold any investment in any Restricted Business in the United States, whether such investment be by way of loan, purchase of stock or otherwise, provided that there shall be excluded from the foregoing the ownership of not more than 1% of the listed or traded stock of any publicly held corporation. For purposes of this section 10, the term "the Company" shall mean and include the Company, any subsidiary or affiliate of the Company, any successor to the business of the Company (by merger, consolidation, sale of assets or stock or otherwise) and any other corporation or entity of which Employee may serve as a director, officer or employee at the request of the Company or any successor of the Company. Restricted Business' include, but are not limited to, CDW Computer Centers, Inc., PC Connection, Inc., Insight Enterprises, Inc., IdeaMall, Inc, and MicroWarehouse.

                                10.3                Reasonableness of Restrictions.  Employee represents and agrees that the restriction on competition, as to time, geographic area, and scope of activity, required by this section 10 are reasonable, do not impose a greater restraint than is necessary to protect the goodwill and business interests of the company, and are not unduly burdensome to Employee. Employee expressly acknowledges that the Company competes on a nationwide basis and that the geographical scope of these limitations is reasonable and necessary for the protection of the Company's trade secrets and other confidential and proprietary information. Employee further agrees that these restrictions mallow Employee an adequate number and variety of employment alternatives, based on Employee's varied skills and abilities. Employee represents that Employee is willing and able to compete in other employment not prohibited by this Agreement.

                                10.4                Reformation if Necessary.  In the event a court of competent jurisdiction determines a that the geographic area, duration, or scope of activity of any restriction under this section 10 and is subsections is unenforceable, the restrictions under this section and its subsections shall not be terminated but shall be reformed and modified to the extent required to render them valid and enforceable. Employee further agrees that the court may reform this Agreement to extend the one-year period of this covenant not to compete by any amount of time equal to any period in which Employee is in breach of this covenant.

                11.                Non-Solicitation.

                                11.1                Nonsolicitation of Customers or Prospects.  Employee acknowledges that information about the Company's customers is confidential and constitutes trade secrets. Accordingly, Employee agrees that during the term of this Agreement and for a period of one (1) year after the termination of this Agreement, Employee will not, either directly or indirectly, separately or in association with others, interfere with, impair, disrupt or damage the Company's relationship with any of its customers or customer prospects by soliciting or encouraging others to solicit any of them for the purpose of diverting or taking away business from the Company.

                                11.2                Nonsolicitation of the Company’s Employees.  Employee agrees that during the term of this Agreement and for a period of one (1) year after the termination of this Agreement, Employee will not, either directly or indirectly, separately or in association with others, interfere with, impair, disrupt or damage the Company’s business by soliciting, encouraging or recruiting any of the Company’s employees or causing others to solicit or encourage or recruit and of the Company’s employees to discontinue their employment with the Company.

                12.                Nondisparagement.  Upon termination of Employee’s employment relationship hereunder, the Company and Employee agree that, unless otherwise legally required to do so, they will each at all times thereafter refrain from discussing the circumstances relating to such termination and from disparaging, or describing in a derogatory light, the performance, capabilities, services, business practices, or ethics of the other (or of the officers, directors or controlling shareholders of the other.) This provision does not apply to statements made by Employee to Employee’s immediate family or attorneys, or to statements made by either party in legal proceedings in conjunction with legal actions to pursue rights and/or remedies under this Agreement.

                13.                Right To Injunction Costs Of Enforcement.  Employee acknowledges that the Company will suffer immediate and irreparable harm that will not be compensable by damages alone in the event Employee repudiates or breaches Section 9, 10, 11 or 12 or threatens or attempts to do so. In the event of any such breach or any threatened or attempted breach, Employee agrees that the Company, in addition to and not in limitation of any other rights, remedies or damages available to it at law or in equity, shall be entitled to obtain temporary, preliminary and permanent injunctions to prevent or restrain any such breach, and the Company shall not be required to post a bond as a condition for the granting of such relief.

                14.                Agreement to Arbitrate.  To the fullest extent permitted by law, Employee and Company agree to arbitrate any controversy, claim or dispute between them arising out of or in any way related to this Agreement, the employment relationship between Company and Employee and any disputes upon termination of employment, including but not limited to breach of contract, tort, discrimination, harassment, wrongful termination, demotion, discipline, failure to accommodate, family and medical leave, compensation or benefits claims, constitutional claims; and any claims for violation of any local, state or federal law, statute, regulation or ordinance or common law. Claims for workers’ compensation, unemployment insurance benefits and Company’s right to obtain injunctive relief pursuant to Section 13 above are excluded. For the purpose of this agreement to arbitrate, references to “Company” include all parent, subsidiary or related entities and their employees, supervisors, officers, directors, agents, pension or benefit plans, pension or benefit plan sponsors, fiduciaries, administrators, affiliates and all successors and assigns of any of them, and this agreement shall apply to them to the extent Employee’s claims arise out of or relate to their actions on behalf of Company.

                                14.1                Consideration.  The mutual promise by Company and Employee to arbitrate any and all disputes between them (except for those referenced above) rather than litigate them before the courts or other bodies, provides the consideration for this agreement to arbitrate.

                                14.2                Initiation of Arbitration.  Either party may exercise the right to arbitrate by providing the other party with written notice of any and all claims forming the basis of such right in sufficient detail to inform the other party of the substance of such claims. In no event shall the request for arbitration be made after the date when institution of legal or equitable proceedings based on such claims would be barred by the applicable statute of limitations.

                                14.3                Arbitration Procedure.  The arbitration will be conducted in Seattle, Washington by a single neutral arbitrator and in accordance with the then current rules for resolution of employment disputes of the American Arbitration Association (“AAA”). The parties are entitled to representation by an attorney or other representative of their choosing. The arbitrator shall have the power to enter any award that could be entered by a judge of the trial court of the State of Washington, and only such power, and shall follow the law. In the event the arbitrator does not follow the law, the arbitrator will have exceeded the scope of his or her authority and the parties may, at their option, file a motion to vacate the award in court. The parties agree to abide by and perform any award rendered by the arbitrator. Judgment on the award may be entered in any court having jurisdiction thereof.

                                14.4                Costs of Arbitration. Each party shall bear one half the cost of the arbitration filing and hearing fees, and the cost of the arbitrator.

15.                General Provisions.

                                15.1                Assignment.  The rights and obligations of the Company under this this Agreement shall inure to the benefit of, and be binding upon, the successors and assigns of the Company. Employee shall not be entitled to assign any of Employee’s rights or obligations under this Agreement.

                                15.2                Waiver.  Either party’s failure to enforce any provision of this Agreement shall not in any way be constructed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

                                15.3                Severability.  In the event any provision of this Agreement is found to be enforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

                                15.4                Interpretation: Construction.  The headings set fourth in this Agreement are for convenience only and shall not be used in the interpreting this Agreement. Legal counsel representing Company has drafted this Agreement, but Employee has participated in the negotiation of its terms. Furthermore, Employee acknowledges that Employee has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

                                15.5                Employee’s Likeness.  Company shall have the right but not the obligation to use the Employee’s name or likeness for any publicity or advertising purpose during the term of Employee’s employment with Company.

                                15.6                Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the United States and the State of Washington. Each party consents to the jurisdiction and venue of the state of federal courts in Seattle, Washington, if applicable, in any action, suit, or proceeding arising out of or relating to this Agreement.

                                15.7                Attorneys’ Fees.  The prevailing party in any action to enforce its rights under this Agreement shall be entitled to recover from the other party its reasonable attorneys’ fees and costs, including and costs incurred on appeal.

                                15.8                Notices.  Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated:  (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by telecopy or facsimile transmission upon acknowledgement of receipt of electronic transmission; or (d) five (5) days following deposits in the U.S. Mail, certified or registered mail, postage prepaid and return receipt requested. Notice shall be sent to the addresses set forth below, or such other address as either party may specify in writing.

If to the Company, to:	Multiple Zones, Inc. 707 South Grady Way Renton, Washington 98055-3233

If to Employee, to:	Scott Koerner [ ]

                                15.9                Survival.  Sections 8 (“No Conflict of Interest”), 9 (“Confidentiality and Proprietary Information”), 10 (“Post-Termination Non-Competition”), 11 (“Nonsolicitation”), 12 (“Nondisparagement”), 15 (“General Provisions”) and 16 (“Entire Agreement”) of this Agreement shall survive Employee’s employment by Company.

                16.                Entire Agreement.  This Agreement, including the Company’s Employee Innovations and Proprietary Rights Assignment Agreement incorporated herein by reference and the Plan and related option documents described in Subsection 2.3, constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral. This Agreement may be amended or modified only with the written consent of Employee and the Board. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT, AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN, WHEREFORE, THE PARTIES HAVE EXECUTED AND MADE THIS AGREEMENT EFFECTIVE AS OF THE DATE SET FORTH ABOVE.

“The Company”	MULTIPLE ZONES, INC.

	By	/s/ Firoz H. Lalji
Firoz H. Lalji, President and CEO

“Employee”	/s/ Scott Koerner

Scott Koerner